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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM 8-K/A

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  JULY 22, 1997

                            COMPUTER PRODUCTS, INC.

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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Florida             0-4466                  59-1205269

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(STATE OR OTHER JURISD-        (COMMISSION            (IRS EMPLOYER
ICTION OF INCORPORATION)        FILE NUMBER)          IDENTIFICATION NO.)

7900 Glades Road, Suite 500, Boca Raton, Florida               33434-4105
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 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

Registrant's telephone number, including area code (561) 451-1000

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                                      N/A

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        (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

Item 7 of the Current Report on Form 8-K of Computer Products Inc., a Florida corporation "CPI"), reporting events occurring on July 22, 1997 is amended and restated in its entirety as set forth below.

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

(A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

The following financial statements of businesses acquired are included herein pursuant to Item 7(a):

   Report of Independent Certified Public Accountants.

   Combined Balance Sheets of the Elba Group as of December 31, 1996 (audited) and June 30, 1997(unaudited).

   Combined Statements of Operations and Retained Earnings of the Elba Group for the Year Ended December 31, 1996 (audited) and for the Six Months Ended June 30, 1997 and 1996 (unaudited).

   Combined  Statements  of Cash  Flows of the Elba Group for the Year  Ended
       December 31, 1996(audited) and for the Six Months Ended June 30, 1997 and 1996 (unaudited).

   Notes to Combined Financial Statements.

(B)   PRO FORMA FINANCIAL INFORMATION.

The following pro forma  financial  information is included  herein  pursuant to
Item 7(b):

   Unaudited Condensed Combined Pro Forma Balance Sheet as of July 4, 1997.

   Unaudited  Condensed  Combined  Pro Forma  Statement  of  Operations  for the
      Twenty-Six Weeks Ended July 4, 1997.

   Unaudited  Condensed  Combined Pro Forma Statement of Operations for the Year
      Ended January 3, 1997.

   Notes to Unaudited Condensed Combined Pro Forma Financial Statements.

 (C) EXHIBITS

Exhibit No. 23  -- Consent of Arthur Andersen LLP.

                                  ELBA GROUP

                        COMBINED FINANCIAL STATEMENTS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                TOGETHER WITH

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of
    the Elba Group:

We have audited the accompanying combined balance sheet of Elba Electric GmbH, Elba Modul GmbH, Elba Elektronic AG, Elba Electronics Ltd. and Elba Electric-Produktion s. r. o. (collectively the "Elba Group") as of December 31, 1996 and the related combined statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Elba Group as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
    September 15, 1997.

                                   ELBA GROUP
                             COMBINED BALANCE SHEET
                                DECEMBER 31, 1996


ASSETS
CURRENT ASSETS:

  Cash                                                          $3,203,262
  Accounts receivable (net of allowance of $245,412)             4,675,401
  Inventories                                                    1,998,890
  Prepaid expenses                                                  25,012
                                                                 ---------
      Total current assets                                       9,902,565

PROPERTY, PLANT AND EQUIPMENT, net                               2,719,925

OTHER ASSETS                                                       345,733

                                                               -----------
      Total assets                                             $12,968,223
                                                               ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

  Loans payable                                                  $ 394,232
  Accounts payable                                                 797,402
  Accrued liabilities                                            3,150,636
  Due to shareholders                                            2,830,507
                                                                 ---------
      Total current liabilities                                  7,172,777

COMMITMENTS AND CONTINGENCIES (See Note 7)

MINORITY INTEREST                                                  908,230

SHAREHOLDERS' EQUITY:

  Common stock                                                     438,677
  Capital surplus                                                    5,101
  Retained earnings                                              4,700,327
  Foreign currency translation adjustment                         (256,889)
                                                                 ---------
      Total shareholders' equity                                 4,887,216

                                                                 ---------
      Total liabilities and shareholders' equity               $12,968,223
                                                               ===========


The accompanying notes are an integral part of these combined financial statements.

                               ELBA GROUP

               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996


NET SALES                                                      $26,635,016
COST OF SALES                                                   16,478,460
                                                                ----------
      Gross margin                                              10,156,556
                                                                ----------
EXPENSES:

  Selling                                                        2,389,471
  General and administrative                                     1,944,071
  Research and development                                         414,628
                                                                 ---------
      Operating income                                           5,408,386
                                                                 ---------
OTHER INCOME (EXPENSE)

  Interest expense                                                (214,677)
  Interest income                                                   81,118
  Other income                                                     487,997
                                                                 ---------
      Income before income taxes                                 5,762,824

PROVISION FOR INCOME TAXES                                       2,530,422

                                                                 ---------
      Income before minority interest                            3,232,402

MINORITY INTEREST                                                 (631,488)

                                                                  --------
      Net income                                                 2,600,914

RETAINED EARNINGS, beginning of year                             2,099,413
                                                                 ---------
RETAINED EARNINGS, end of year                                  $4,700,327
                                                                ==========

The accompanying notes are an integral part of these combined financial statements.

                                   ELBA GROUP

                        COMBINED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996


CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                    $2,600,914

  Adjustments to reconcile net income to net cash provided by operating activities-

     Depreciation and amortization                                 410,251
     Provision for bad debts                                       (77,609)
     Minority interest                                             631,488
     Changes in operating assets and liabilities:

      Accounts receivable                                         (733,198)
      Inventories                                                 (262,014)
      Prepaid expenses                                              70,830
      Accounts payable                                            (225,558)
      Accrued liabilities                                          774,561
                                                                 ---------
        Net cash provided by operating activities                3,189,665
                                                                 ---------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchases of property, plant and equipment                      (512,783)
  Proceeds from sale of equipment                                   16,561
  Increase in other assets                                            (385)
                                                                 ---------
        Net cash used in investing activities                     (496,607)
                                                                 ---------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Principal payments on debt                                      (378,435)
  Dividends paid                                                  (446,416)

                                                                  --------
        Net cash used in financing activities                     (824,851)

CURRENCY TRANSLATION ADJUSTMENT                                    (43,397)
                                                                   -------
INCREASE IN CASH                                                 1,824,810

CASH, beginning of year                                          1,378,452
                                                                 ---------
CASH, end of year                                               $3,203,262
                                                                ==========

SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Cash paid during the year for:

   Interest                                                      $ 192,708
   Income taxes                                                  $ 756,346


The accompanying notes are an integral part of these combined financial statements.

                                   ELBA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

(1)  ORGANIZATION AND OPERATIONS:

The Elba Group includes the following affiliated entities: Elba Electric GmbH (and its majority-owned subsidiaries Elba Electronic S.A.R.L. and KRP Power Source B.V.), Elba Modul GmbH, Elba Elektronic AG, Elba Electronics Ltd. and Elba Electric-Produktion s. r. o. Elba Electric GmbH was founded in 1975 by Mr. Horst Schultz ("Schultz"). Beginning in 1981 through 1995, Schultz acquired the remaining companies in various locations throughout Northern Europe. Collectively, the Elba Group will be referred to as the "Company".

The Company has design, sales and manufacturing organizations in Oberhausen and Einsiedel, Germany; Chomutov, Czech Republic and Etten-Leur, Netherlands. The Company also has sales offices in Pfaffikon, Switzerland; Vaulx-Milieu, France; and Chesterfield, United Kingdom.

The Company is engaged in the design, manufacture and marketing of a wide range of both AC/DC and DC/DC power conversion products in Europe. The Company's sales are made through both direct and indirect sales channels to a wide customer base in Europe. The principal markets served are communications, industrial, medical and transport.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       Basis of Presentation-

The combined financial statements include the accounts of the entities identified below which are majority-owned by Schultz and his wife Brigitte Schultz ("B. Schultz"). At December 31, 1996, the common stock and ownership percentages are as follows:

                                                                            Number of
                                              Ownership %               Shares Outstanding             Common Stock ($)
                                              -----------               ------------------             ----------------

                                      Schultz and       Other       Schultz and       Other      Schultz and       Other
                                       B. Schultz    Shareholder    B. Schultz     Shareholder    B. Schultz    Shareholder
                                      ----------    -----------    ----------     -----------    ----------    -----------

     Elba Electric GmbH                     100%            -              6             -         $278,454           -
     Elba Modul GmbH                        100%            -              4             -           69,614           -
     Elba Elektronic AG                     100%            -            200             -           86,693           -
     Elba Electronics Ltd.                   75%           25%            75            25              116          $39
     Elba Electric-Produktion s.r.o.        100%            -              1             -            3,761           -

The other shareholder's proportional share of the equity in the income and the net assets of Elba Electronics, Ltd. are included in the combined results of the Company in the accompanying combined financial statements.

All significant intercompany balances and transactions between affiliated entities have been eliminated.

       Minority Interest-

Minority interest represents the minority shareholders' proportional share of the equity in the income and the net assets of Elba Electronique S.A.R.L. and KRP Power Source B.V. Elba Electronic GmbH owns 70% and 60% of Elba Electronique, S.A.R.L. and KRP Power Source B.V., respectively. Schultz and B. Schultz together own 20% of Elba Electronique S.A.R.L. The remaining 10% ownership of Elba Electronique S.A.R.L. and 40% ownership of KRP Power Source B.V. are included in minority interest in the accompanying combined financial statements.

       Cash-

Cash includes cash held in demand deposit accounts.

       Revenue Recognition-

The Company recognizes revenue as products are shipped or services are rendered. Net sales are comprised of gross sales less provisions for expected returns, discounts and other sales allowances. Reserves for estimated returns are established by the Company concurrently with the recognition of revenue. The amount of reserves are established in accordance with generally accepted accounting principles based upon consideration of a variety of factors, including actual return, experience for products during the past several years by product type and the market for the product. Actual product returns are, however, dependent upon future events and may differ from established estimates.

       Inventories-

Inventories are stated at the lower of cost, on a first-in, first-out basis, or market.

       Property, Plant and Equipment-

Property, plant and equipment are stated at cost. Depreciation is provided using a declining balance method that approximates the straight-line method over the estimated useful lives of the assets. Leasehold improvements are recorded at cost and are amortized using the straight-line method over the remaining lease term or the economic useful life, whichever is shorter. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred.

       Product Warranty-

Generally, the Company offers a one year warranty on the majority of its product sales. The Company recognizes estimated product warranty costs at the time the related products are sold based on sales levels and costs incurred in prior years.

       Fair Value of Financial Instruments-

The Company's financial instruments consist of cash, accounts receivable, other assets, loans payable, accounts payable, accrued liabilities and due to shareholders. The amounts of these financial instruments reflected in the accompanying combined balance sheet as of December 31, 1996 approximate fair market value due to their short-term nature and market rates of interest.

       Foreign Currency Translation-

The Company's functional currencies include the Deutsche Mark, Dutch Guilder, French Franc, Swiss Franc and British Sterling. Assets and liabilities are translated from their functional currency into U.S. dollars using exchange rates in effect at the balance sheet date. Income and expense items are translated using average exchange rates for the period. The effect of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars is included in shareholders' equity.

       Income Taxes-

Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in the Company's financial statements or tax returns.

       Concentration of Credit Risk-

The financial instrument that potentially subjects the Company to concentrations of credit risk consists principally of accounts receivable. The Company sells its products to customers primarily in Europe. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. Management believes the Company has no significant concentrations of credit risk.

       Use of Estimates in the Preparation of Financial Statements-

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(3)  INVENTORIES:

The components of inventories are as follows:

                                                                December 31,
                                                                    1996
                                                                 ----------

            Raw materials                                        $  1,133,221
            Work in process                                           541,872
            Finished goods                                            323,797
                                                                 ------------
                                                                 $  1,998,890
                                                                 ============


(4)  PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consists of the following:


                                                                  Useful
                                                                  Lives         December 31,
                                                                 (Years)            1996
                                                                 -------         -----------
            Land                                                     -          $     573,487
            Buildings                                               50              2,114,874
            Machinery and equipment                                 10              3,588,372
            Leasehold improvements                                  10                253,589
            Furniture and fixtures                                   5                722,589
            Patents, licenses, software                           5-10                 40,313
                                                                                -------------
                                                                                    7,293,224

            Less: accumulated depreciation and amortization                         4,573,299
                                                                                -------------
            Property, plant and equipment, net                                  $   2,719,925
                                                                                =============


Depreciation and amortization expense on property, plant and equipment was $410,251 for the year ended December 31, 1996.

(5)  LOANS PAYABLE:

Elba Electric Gmbh maintains a loan with Commerzbank Hockenheim. The loan bears interest at 5.5% to be repaid in monthly payments of approximately $40,000 through October 30, 1997. The loan is secured by real property of Elba Electric GmbH.

(6)  ACCRUED LIABILITIES:

The components of accrued liabilities are as follows:

                                                                December 31,
                                                                    1996
                                                                 ----------
            Compensation and benefits                          $   1,652,967
            Income taxes payable                                     995,598
            Other                                                    502,071
                                                               -------------
                                                               $   3,150,636
                                                               =============

At December 31, 1996, other accrued liabilities primarily consist of an accrual for product warranty costs.

(7)  COMMITMENTS AND CONTINGENCIES:

       Leases-

Future minimum payments under non-cancelable operating leases and rental agreements are as follows as of December 31, 1996:

                                1997                $   61,890
                                1998                    65,938
                                1999                    42,431
                                                    ----------
                                                    $  170,259
                                                    ==========

Rent expense under non-cancelable operating leases amounted to approximately $51,000 during 1996.

       Litigation-

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

(8)  INCOME TAXES:

Each company within the Elba Group provides for income taxes at the statutory income tax rates in their respective countries. Deferred income taxes resulting from the recognition, in different periods, of certain components of income and expenses for financial statements and income tax reporting purposes are not material to the combined financial statements.

(9)  RELATED PARTY TRANSACTIONS:

Included in accounts receivable at December 31, 1996 is $431,315 due from shareholders of which $396,141 is due from Schultz and B. Schultz bearing interest of 5.25%. The remaining $35,173 are non-interest bearing amounts due from the minority shareholders of Elba Electronique S.A.R.L. and KRP Power Source B.V. At December 31, 1996, other assets included $339,484 due from employees at Elba Electric GmbH and Elba Modul GmbH. In general, all employee loans bear interest of 6% and are repaid over a ten year period. The amount due to shareholders as of December 31, 1996 represents non-interest bearing advances due on demand.

(10)  SIGNIFICANT CUSTOMER:

Sales to one customer amounted to approximately $4.1 million for the year ended December 31, 1996.

(11)  SUBSEQUENT EVENT:

On July 22, 1997, pursuant to an Agreement on the Sale, Purchase and Transfer of Shares by and among Mr. Horst Schultz and Mrs. Brigitte Schultz (the "Sellers") and certain wholly-owned subsidiaries of Computer Products Inc., (collectively the "Purchasers"), the Purchasers acquired all the outstanding common stock of the Company, including minority shares, for 52 million Deutsche Marks (approximately $28.5 million).

                                   ELBA GROUP

                             COMBINED BALANCE SHEET

                                  JUNE 30, 1997

                                   (UNAUDITED)

                                       ASSETS


CURRENT ASSETS:

  Cash                                                          $4,219,906
  Accounts receivable (net of allowance of $245,412)             3,624,176
  Inventories                                                    2,285,550
  Prepaid expenses                                                 124,133
                                                                ----------
      Total current assets                                      10,253,765

PROPERTY, PLANT AND EQUIPMENT, net                               2,208,002

OTHER ASSETS                                                       393,120
                                                               -----------
      Total assets                                             $12,854,887
                                                               ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

  Loans payable                                                  $ 394,860
  Accounts payable                                                 825,037
  Accrued liabilities                                            3,113,133
  Due to shareholders                                            1,269,096
                                                                 ---------
      Total current liabilities                                  5,602,126

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST                                                1,135,590

SHAREHOLDERS' EQUITY:

  Common stock                                                     438,677
  Capital surplus                                                    5,101
  Retained earnings                                              5,616,434
  Foreign currency translation adjustment                           56,959
                                                                 ---------
      Total shareholders' equity                                 6,117,171
                                                                 ---------
      Total liabilities and shareholders' equity               $12,854,887
                                                               ===========

                                   ELBA GROUP
                        COMBINED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                              For the Six Months
                                                Ended June 30,

                                             1997           1996
                                           ----------    ----------

NET SALES                                $12,174,224   $12,336,666
COST OF SALES                              7,933,155     7,698,253

                                           ----------    ----------
      Gross margin                         4,241,069     4,638,413

EXPENSES:

  Selling                                  1,117,798     1,128,199
  General and administrative                 855,937       920,449
  Research and development                   349,071       196,867
                                           ----------    ----------
      Operating income                     1,918,263     2,392,898

OTHER INCOME (EXPENSE):

  Interest expense                          (101,279)     (120,395)
  Interest income                             77,417        57,622
  Other income                               184,876       265,710
                                           ----------    ----------
      Income before income taxes           2,079,277     2,595,835

PROVISION FOR INCOME TAXES                   935,810     1,168,126
                                           ----------    ----------
      Income before minority interest      1,143,467     1,427,709

MINORITY INTEREST                            227,360       281,259
                                           ----------    ----------
Net income                                 $ 916,107    $1,146,450
                                           ==========   ===========

                                   ELBA GROUP
                        COMBINED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                                                 For the Six-Months Ended
                                                          June 30,
                                                     1997           1996
                                                  -----------    ----------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                         $916,107     $1,146,450
Adjustments to reconcile net income to net
 cash provided by operating activities-

     Depreciation and amortization                  205,125        205,125
     Provision for bad debts                             -         (36,476)
     Minority interest                              227,360        281,259
     Changes in operating assets and liabilities:

      Accounts receivable                         1,051,225       (344,603)
      Inventories                                  (286,660)      (123,147)
      Prepaid expenses                              (99,121)        33,290
      Accounts payable                               27,635       (123,488)
      Accrued liabilities                           (37,503)       154,913
                                                  -----------    ----------
     Net cash provided by operating activities    2,004,168      1,193,323

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchases of property, plant and equipment             -        (512,782)
  Proceeds from sale of equipment                   306,798          7,784
  Increase in other assets                          (47,387)          (181)
                                                  -----------    ----------
Net cash provided (used) in investing activities    259,411       (505,179)

CASH FLOWS FROM FINANCING ACTIVITIES:

  Principal payments on debt                      (1,560,783)     (177,865)
  Dividends paid                                          -       (446,416)
                                                  -----------    ----------
        Net cash used in financing activities     (1,560,783)     (624,281)

CURRENCY TRANSLATION ADJUSTMENT                      313,848       (43,397)
                                                  -----------    ----------
INCREASE IN CASH                                   1,016,644        20,466

CASH, beginning of period                          3,203,262     1,378,452
                                                  -----------   ----------
CASH, end of period                               $4,219,906    $1,398,918
                                                 ===========    ==========



             UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following tables set forth selected unaudited pro forma combined financial data for Computer Products, Inc. ("CPI") for the fiscal year ended January 3, 1997 and for the twenty-six week period ended July 4, 1997 after giving effect to the acquisition, as if it had been consummated, with respect to the statement of operations data, at the beginning of the periods presented, or, with respect to balance sheet data, as of the date presented. The unaudited condensed combined pro forma financial statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes.

The acquisition of the Elba Group was accounted for under the purchase method of accounting. Accordingly, the unaudited condensed combined pro forma financial statements reflect CPI's preliminary allocation of purchase price of Elba which will be subject to further adjustments as CPI finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. The unaudited pro forma combined financial data do not reflect any cost savings or synergies anticipated by Computer Products' management as a result of the acquisition. In addition, the unaudited pro forma condensed combined results of operations do not necessarily reflect actual results which would have occurred if the acquisition had taken place at the beginning of the earliest period presented or as of the date indicated, nor are they necessarily indicative of the results of future combined operations.


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
    REFLECTING COMPUTER PRODUCTS, INC. AFTER GIVING EFFECT TO THE ACQUISITION

                    (In Thousands, Except For Per Share Data)

                                                                              ELBA                         Pro Forma
                                                              CPI            Group         Pro Forma          Total
                                                             7/4/97         6/30/97       Adjustments        7/4/97
                                                           -----------     -----------  -----------------  ----------
ASSETS
Current Assets
    Cash and equivalents                                      $32,639          $4,220       $ (1,600) (A)     $35,259
    Accounts receivable, net                                   38,881           3,624                          42,505
    Inventories                                                34,255           2,286                          36,541
    Prepaid expenses and other                                  3,626             124                           3,750
    Deferred income taxes, net                                  1,304                                           1,304
    Current assets of discontinued operations                   5,681                                           5,681
                                                           -----------     -----------     -----------     ----------
      Total current assets                                    116,386          10,254         (1,600)         125,040
                                                           -----------     -----------     -----------     ----------

Property, Plant & Equipment, Net                               30,052           2,208            933  (A)      33,193
                                                           -----------     -----------     -----------     ----------
Other Assets

    Goodwill, net                                              19,328                         21,815  (A)      41,143
    Deferred income taxes, net                                  1,241                                           1,241
    Other assets, net                                           1,211             393            100  (A)       1,704
    Long-term assets of discontinued operations                 1,356                                           1,356
                                                           -----------     -----------     -----------     ----------
      Total other assets                                       23,136             393         21,915           45,444
                                                           -----------     -----------     -----------     ----------
    Total Assets                                             $169,574         $12,855        $21,248         $203,677
                                                           ===========     ===========     ===========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities

   Current maturities of long-term debt                      $  4,861       $     395      $                  $ 5,256
   Accounts payable and accrued liabilities                    42,928           5,207                          48,135
    Current liabilities of discontinued operations              1,244               -                           1,244
     Total current liabilities                            -----------     -----------     -----------     ----------
                                                               49,033           5,602                          54,635
Long-Term Liabilities

    Long-term debt                                             21,161                         28,501  (A)      49,662
    Lease liabilities                                           5,889                                           5,889
                                                           -----------     -----------     -----------     ----------
      Total long-term liabilities                              27,050                         28,501           55,551
                                                           -----------     -----------     -----------     ----------
    Total Liabilities                                          76,083           5,602         28,501          110,186
                                                           -----------     -----------     -----------     ----------
Shareholders' Equity

  Common stock                                                    240             478           (478) (A)         240
  Additional paid-in capital                                   47,743              55            (55) (A)      47,743
  Retained earnings                                            46,922           6,663         (6,663) (A)      46,922
  Foreign currency translation adjustment                      (1,414)             57            (57) (A)      (1,414)
                                                           -----------     -----------     -----------     ----------
    Total Shareholders' Equity                                 93,491           7,253         (7,253)          93,491
                                                           -----------     -----------     -----------     ----------
 Total Liabilities and Shareholders' Equity                  $169,574         $12,855        $21,248         $203,677
                                                           ===========     ===========     ===========     ==========

 Outstanding shares of common stock                            24,036                                          24,036
                                                           ===========                                     ==========
 Book value per common share                                   $3.89                                           $3.89
                                                           ===========                                     ==========


See accompanying notes to unaudited pro forma condensed combined financial statements


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
      REFLECTING COMPUTER PRODUCTS, INC. AFTER GIVING EFFECT TO THE ACQUISITION

                     (In Thousands Except Per Share Amounts)

                                                CPI            Elba
                                             Twenty-Six       Group                            Pro Forma
                                             Weeks Ended    Six Months        Pro Forma          Total
                                              7/4/97          6/30/97        Adjustments         7/4/97
                                            ------------     -----------   -------------     --------------
Sales                                         $116,409          $12,174      $                    $128,583
                                                                                      -
Cost of Sales                                   74,760            7,933                             82,693
                                            ------------     -----------     ------------     --------------
Gross Profit                                    41,649            4,241                             45,890
                                            ------------     -----------     ------------     --------------
Expenses

  Selling, general and administrative           17,572            1,974             545  (B)        20,091
  Research and development                       9,694              349                             10,043
                                            ------------     -----------     ------------     --------------
                                                27,266            2,323             545             30,134
                                            ------------     -----------     ------------     --------------
Operating Income                                14,383            1,918            (545)            15,756
Other Income (Expense)
  Interest expense                              (1,160)            (101)           (795) (C)        (2,056)
  Interest income                                  674               77                                751
  Foreign exchange gain                             77                                                  77
  Other income                                                      185                                185
                                            ------------     -----------     ------------     --------------
                                                  (409)             161            (795)            (1,043)
                                            ------------     -----------     ------------     --------------
Income before Income Taxes                      13,974            2,079          (1,340)            14,713
Provision (benefit) for Income Taxes             3,773              936            (603) (D)         4,106
                                            ------------     -----------     ------------     --------------

Income from Continuing Operations               10,201            1,143            (737)            10,607
Discontinued Operations
 Loss from operations of RTP,

    net of income taxes benefit                   (333)                                               (333)
 Estimated loss on disposal of RTP              (1,729)                                             (1,729)
                                            ------------     -----------     ------------     --------------
Net income                                      $8,139           $1,143           $(737)            $8,545
                                            ============     ===========     ============     ==============

Earnings Per Common and Equivalent Share
Primary

     Income from continuing operations            $0.41                                            $0.43
     Loss from discontinued operations            (0.01)                                           (0.01)
     Estimated loss on disposal of RTP            (0.07)                                           (0.07)
                                            ------------                                      --------------
     Net income                                   $0.33                                            $0.35
                                            ============                                      ==============

Assuming Full Dilution

     Income from continuing operations            $0.40                                            $0.42
     Loss from discontinued operations            (0.01)                                           (0.01)
     Estimated loss on disposal of RTP            (0.07)                                           (0.07)
                                            ------------                                      --------------
     Net income                                   $0.32                                            $0.34
                                            ============                                      ==============

Common and equivalent shares outstanding

     Primary                                    24,776                                            24,776
     Fully diluted                              25,146                                            25,146

               See accompanying notes to unaudited pro forma condensed combined financial statements


                     UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   REFLECTING COMPUTER PRODUCTS, INC. AFTER GIVING EFFECT TO THE ACQUISITION

                                 (In Thousands Except Per Share Amounts)

                                                               Elba
                                               CPI             Group                           Pro Forma
                                             Year Ended     Year Ended         Pro Forma         Total
                                              1/3/97          12/31/96        Adjustments        1/3/97
                                            ------------     -----------   ---------------   -------------

Sales                                         $207,563          $26,635      $         -          $234,198
Cost of Sales                                  132,689           16,478                            149,167
                                            ------------     -----------     ------------      -----------
Gross Profit                                    74,874           10,157                             85,031
                                            ------------     -----------     ------------      -----------

Expenses

  Selling, general and administrative           30,877            4,334           1,091  (B)        36,302
  Research and development                      15,741              415                             16,156
                                            ------------     -----------     ------------      -----------
                                                46,618            4,749           1,091             52,458
                                            ------------     -----------     ------------      -----------
Operating Income                                28,256            5,408          (1,091)            32,573

Other Income (Expense)

  Interest expense                              (2,734)            (214)         (1,590) (C)        (4,538)
  Interest income                                1,079               81                              1,160
  Foreign exchange loss                           (825)                                               (825)
  Other income                                                      488                                488
                                            ------------     -----------     ------------      -----------
                                                (2,480)             355          (1,590)            (3,715)
                                            ------------     -----------     ------------      -----------
Income before Income Taxes                      25,776            5,763          (2,681)            28,858
Provision (benefit) for Income Taxes             6,702            2,531          (1,206) (D)         8,027
                                            ------------     -----------     ------------      -----------

Income from Continuing Operations               19,074            3,232          (1,475)            20,831
Discontinued Operations
    Profit from operations of RTP,
      net of income taxes                          504                                                 504
                                            -----------       -----------     ------------      -----------
Net income                                     $19,578           $3,232         $(1,475)           $21,335
                                            ============     ===========     ============      ===========

Earnings Per Common and Equivalent Share
Primary

     Income from continuing operations            $0.78                                              $0.85
     Profit from discontinued operations           0.02                                               0.02
                                              ---------                                        -----------
     Net income                                   $0.80                                              $0.87
                                            ============                                       ===========

Assuming Full Dilution

     Income from continuing operations            $0.76                                              $0.83
     Profit from discontinued operations           0.02                                               0.02
                                            ------------                                       -----------
     Net income                                   $0.78                                              $0.85
                                            ============                                       ===========

Common and equivalent shares outstanding

     Primary                                    24,517                                             24,517
     Fully diluted                              25,026                                             25,026


               See accompanying notes to unaudited pro forma condensed combined financial statements

                         NOTES TO UNAUDITED PRO FORMA
                   CONDENSED COMBINED FINANCIAL STATEMENTS

The pro forma adjustments with respect to the Elba Group acquisition have been applied to the pro forma combined condensed balance sheet as if the acquisition had taken place on July 4, 1997, or as of the beginning of the periods presented in the case of the pro forma combined condensed statements of operations for the fiscal year ended January 3, 1997 and the twenty-six week period ended July 4, 1997. The adjustments are based upon currently available information and certain estimates and assumptions as discussed below.

The following adjustments have been made in the unaudited pro forma condensed combined statements to give effect to the acquisition of the Elba Group:

(A)The purchase price for the capital stock of the Elba Group was approximately $28.5 million in cash. Direct acquisition costs of approximately $1.6 million were also incurred. Such purchase price is subject to a downward adjustment based upon a post-closing audit pursuant to the terms of the Elba Purchase Agreement. The estimated amounts recorded for assets and liabilities may differ from the final assigned values as determined by the audit of the Elba Group as of July 22, 1997.

   The purchase price was funded by proceeds from two seven-year term loans from First Union National Bank, London Branch in the aggregate principal amount of 52 million Deutsche Marks, or approximately $28.5 million.
   The loans bear interest at Libor plus .75%, or  approximately  5.6%.
   Debt issuance costs incurred in connection with obtaining the loans were capitalized at approximately $100,000 and are being amortized over the life of the loans. Amortization of such costs was not reflected in the pro forma statements due to immateriality.

   The land and buildings acquired were recorded at their estimated fair market values based on the result of an independent appraisal. Pro forma adjustment for depreciation expense was not presented due to immateriality.The excess of the purchase price versus the net assets acquired,after giving effect to the fair market value for land and buildings, was recorded as goodwill to be amortized over 20 years.

(B)To record amortization of goodwill based on a 20 year life in connection with the Elba Group acquisition.

(C)To record interest expense on the debt incurred to finance the acquisition of the Elba Group.

(D)To recognize the income tax effect of pro forma adjustments related to the acquisition of the Elba Group.

The pro forma results have been prepared for comparative purposes only and do not purport to indicate what necessarily would have occurred had the entities been acquired at the beginning of the periods presented, or as of the date indicated, nor what results may be in the future.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        COMPUTER PRODUCTS, INC.
                                        -----------------------
                                             (Registrant)

Dated: September 22, 1997

                                          By:  /s/ Richard J. Thompson

                                          ----------------------------
                                                Richard J.Thompson,
                                                 Vice President-Finance and
                                                   Chief Financial Officer